Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Nos. 333-260323 and 333-253912) on Form S-8 of InMed Pharmaceuticals, Inc. of our report dated December 21, 2021, relating to the financial statements of BayMedica, Inc., appearing in this Current Report on Form 8-K/A.

/s/ HORNE LLP

Ridgeland, Mississippi

December 21, 2021